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                            TENDER OFFER AGREEMENT

                  TENDER OFFER AGREEMENT dated as of June 11, 1997 (this "Agreement"), among FMCC ACQUISITION CORP., a Delaware corporation ("Buyer"), FIRST OF MICHIGAN CAPITAL CORPORATION, a Delaware corporation (the "Company"), and each of the stockholders of Company that is a signatory hereto identified as a "SELLER" on the signature pages hereto (each, a "Seller" and collectively, "Sellers").

                              W I T N E S S E T H:

                  WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective companies for Buyer to acquire the Company upon the terms and subject to the conditions set forth herein and in the Purchase Agreement referred to below;

                  WHEREAS, concurrently with the execution and delivery of this Agreement, the Sellers and Buyer are entering into a certain Securities Purchase Agreement of even date herewith (the "Purchase Agreement"), pursuant to which Buyer has agreed to purchase and Sellers have agreed to sell shares of Common Stock, par value $0.10 per share (the "Common Stock"), equal to approximately 53% of the issued and outstanding shares of capital stock of the Company (on a fully diluted basis), and Sellers have agreed to take certain actions in furtherance of the acquisition of the Company by Buyer; and

                  WHEREAS, the parties hereto desire to make certain representations, warranties and covenants in connection herewith.

                  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and other good and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

                  SECTION 1.1 The Offer. (a) As promptly as practicable (but in no event later than five (5) business days after the public announcement of the execution hereof), Buyer shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to








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purchase (the "Offer") for cash all the outstanding shares of Common Stock at a price of $15.00 per share, net to the seller (the aggregate consideration for all such shares is sometimes hereinafter called the "Tender Consideration"). The shares of Common Stock owned by Sellers will be sold to Buyer pursuant to the Purchase Agreement. The obligation of Buyer to commence the Offer and to accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A hereto and to the terms and conditions of this Agreement. Subject to the provisions of this Agreement, the Offer shall expire twenty (20) business days after the date of its commencement, unless extended or sooner terminated in accordance with this Agreement.

                  (b) Subject to the terms and conditions of the Offer and this Agreement, Buyer shall accept for payment and pay for, in accordance with the terms of the Offer, all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

                  (c) Buyer expressly reserves the right to modify the terms of the Offer and to waive any condition of the Offer, except that, without the prior written consent of the Board of Directors of the Company, Buyer shall not
(i) reduce the number of shares of Common Stock subject to the Offer, (ii) reduce the price per share of Common Stock to be paid pursuant to the Offer,
(iii) change the form of consideration payable in the Offer, (iv) amend or modify any term or condition of the Offer (including the conditions set forth on Exhibit A) in any manner materially adverse to the holders of Common Stock, or
(v) impose additional conditions to the Offer, other than such conditions required by applicable Law (as hereinafter defined). Notwithstanding anything herein to the contrary, Buyer may, in its sole discretion without the consent of the Company, extend the Offer at any time and from time to time (A) if at the then scheduled expiration date of the Offer any of the conditions to Buyer's obligation to accept for payment and pay for shares of Common Stock shall not have been satisfied or waived, (B) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer, and (C) for any period required by applicable law, rule, regulation, administrative or judicial determination or order (collectively, "Law"). So long as this Agreement is in effect and the conditions to the Offer have not been satisfied or waived, at the request of the Company, Buyer shall extend the Offer for an aggregate period of not more than five (5) business days (for all such extensions) beyond the originally scheduled expiration date of the Offer. Such period of five (5) business days shall include any grace period contemplated by clause (d)(ii) of Exhibit A that extends beyond the otherwise scheduled expiration date of the Offer.

                  SECTION 1.2 Actions by Buyer. As soon as reasonably practicable following execution of this Agreement, but in no event later than five (5) business days from the date hereof, Buyer shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer

                                       -2-








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to purchase and a related letter of transmittal and any other ancillary documents pursuant to which the Offer shall be made (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Buyer with respect to information supplied by the Company or Sellers for inclusion in the Offer Documents. Each of Sellers, Buyer and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Buyer and the Company further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Buyer agrees to provide the Company and its counsel in writing with any comments Buyer or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

                  SECTION 1.3 Actions by the Company. (a) The Company hereby approves of and consents to the Offer and the transactions contemplated by the Purchase Agreement and represents and warrants that the Board of Directors of the Company (the "Board of Directors" or the "Board") at a meeting duly called and held has duly adopted resolutions approving this Agreement and the Offer, subject to receiving the written opinion of Duff & Phelps LLP or another financial advisor (the "Fairness Opinion") that the per share Tender Consideration is fair to the Company's stockholders from a financial point of view. The Company undertakes to obtain promptly the Fairness Opinion. The Company further represents and warrants that the Board has taken all action required under or pursuant to the Company's Certificate of Incorporation (the "Certificate") so as to make inapplicable the provisions of Article Tenth to any Business Combination (as defined in the Certificate) involving Buyer or any of its affiliates.

                  (b) Within ten (10) business days following the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") and shall mail the Schedule 14D-9 to the stockholders of the Company. Promptly following receipt of the Fairness Opinion, the Company shall file with the SEC the Schedule 14D-9 (or an amendment thereto) containing the recommendation of the Board of Directors that the Company's

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stockholders accept the Offer and shall mail the Schedule 14D-9 (or such amendment) to the stockholders of the Company. To the extent practicable, the Company shall cooperate with purchaser in mailing or otherwise disseminating the
Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Buyer and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Buyer for inclusion in the Schedule 14D-9. Each of the Company, Sellers and Buyer agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Buyer and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Buyer with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Buyer such information and assistance (including updated lists of stockholders, security position listings and computer files) as Buyer may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Buyer and its affiliates and associates shall hold in confidence the information contained in any of such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall promptly deliver to the Company all copies of such information then in their possession or under their control.

                  (d) Subject to the terms and conditions of this Agreement, if there shall occur a change in Law or in a binding judicial interpretation of existing Law that would, in the absence of action by the Company or the Board, prevent Buyer, were it to acquire a specified percentage of the shares of Common Stock then outstanding, from approving and adopting this Agreement by its affirmative vote as the holder of a

                                       -4-








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majority of shares of Common Stock and without the affirmative vote of any other stockholder, the Company will use its reasonable best efforts to promptly take or cause such action to be taken.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 2.1 Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Company as follow:

                  (a) Existence; Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                  (b) Authorization, Validity and Effect of Agreements. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby (including, without limitation, the Purchase Agreement). The consummation by Buyer of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  (c) No Violation. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-laws of Buyer; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of any material license, certificate of authority, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Buyer or any of its subsidiaries is a party, or by which Buyer or any of its subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder (a "Buyer Material Adverse Effect"); or (iii) other than expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and such regulatory approvals as may be required under applicable securities laws, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Buyer Material Adverse Effect.

                  (d) Offer Documents. None of the Offer Documents, any schedule required to be filed by Buyer with the SEC or any amendment or supplement will contain, on the date of filing with the SEC, any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Buyer with respect to information supplied by the Company specifically for inclusion in the Offer Documents, any schedule required to be filed with the SEC or any amendment or supplement. None of the information supplied by Buyer in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to acceptance of shares of Common Stock tendered pursuant to the Offer Buyer shall obtain knowledge of any facts with respect to itself, any of its officers and directors that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event the Company shall advise Buyer as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, Buyer shall promptly amend or supplement such document as required and distribute the same to the stockholders of the Company.

                  (e) Financing. Buyer will deposit into escrow pursuant to
Section 3.3 cash in the amount of $16,724,735.

                  SECTION 2.2 Representations and Warranties of the Company. The Company hereby represents and warrants to Buyer as follows:

                  (a) Existence; Good Standing. The Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

                  (b) Authorization, Validity and Effect of Agreements. The Company has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

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                  (c) No Violation. Neither the execution and delivery by the
Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the charter, bylaws, partnership agreement, operating agreement or other operative document or instrument of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of any material license, certificate of authority, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect on the ability of the Company to perform its obligations hereunder (a "Company Material Adverse Effect"); or (iii) other than expiration or termination of the waiting period under the HSR Act and such regulatory approvals as may be required under applicable securities laws, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect.

                  (d) No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of any party hereto to pay any finder's fees, brokerage or agent's commissions in connection with the negotiations leading to this Agreement, the Purchase Agreement, or the consummation of the transactions contemplated hereby or thereby. The Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                  (e) Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 500,000 shares of Serial Preferred Stock. As of May 14, 1997, there were 2,497,764 shares of Common Stock and no shares of Serial Preferred Stock issued and outstanding. Since such date, only such shares of Common Stock have been issued and only such options to employees to purchase shares of Common Stock have been granted, such that the Securities (as defined in the Purchase Agreement) to be purchased pursuant to the Purchase Agreement constitute as of the date hereof, and will constitute as of the Closing Time (as defined in the Purchase Agreement), at least 53% of the shares of Common Stock and any and all other voting securities of the Company on a fully diluted basis as of each of such dates. For purposes of this Agreement, "fully diluted basis" shall mean the number of shares of Common Stock then issued and outstanding, assuming full conversion, exercise and exchange of all warrants, options and rights to purchase Common Stock and all securities of any type that shall be (or may become) exchangeable for, or exercisable or convertible into, Common Stock.

                                       -7-








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There are not any existing options, rights, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its subsidiaries, other than options granted to employees to purchase 177,490 shares of Common Stock (i) in accordance with the Company's past practices, and (ii) which together with shares of Common Stock issued will not cause the third sentence of this Section 2.2(e) to be false. There are no outstanding obligations of the Company to purchase, redeem or otherwise acquire any shares of capital stock or voting securities convertible or exercisable into or exchangeable for capital stock or voting securities of the Company.

                  (f) Disclosure. The Company has furnished to Buyer true and complete copies of all documents (other than preliminary material) that the Company has filed with the SEC since January 1, 1995 (the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, or the Exchange Act, as applicable, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (g) Takeover Laws. The restrictions on business combinations set forth in Section 203 of the General Corporation Law of the State of Delaware (the "GCL") and in Section 780 of the Business Corporation Act of the State of Michigan (the "MBCA") are not applicable to the transactions contemplated by the Purchase Agreement, this Agreement or the Offer. There are no provisions of the GCL, the MBCA or any other applicable jurisdiction that would prevent the consummation of the transactions contemplated by the Purchase Agreement, this Agreement or the Offer or rights or benefits pertaining to ownership of the Common Stock or the Company.

                  (h) Schedule 14D-9; Offer Documents. None of the Schedule 14D-9, any schedule report or other document filed or required to be filed by the Company with the SEC or any amendment or supplement thereto, at the respective times such documents are filed with the SEC or first published, sent or delivered to the Company's stockholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to information supplied by Buyer specifically for inclusion in the Schedule 14D-9 or any amendment or supplement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to stated therein or necessary in order to make the statements therein, in the light of the circumstances under which

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they were made, not misleading. If at any time prior to the Purchase Date (as defined below) the Company shall obtain knowledge of any facts with respect to itself, any of its officers and directors that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and if Buyer shall advise the Company as to obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, the Company shall promptly amend or supplement such document as required and distribute the same to its stockholders. "Purchase Date" means the date upon which shares validly tendered in the Offer are paid for.

                  SECTION 2.3 Representations and Warranties of Sellers. Sellers hereby severally and not jointly represent and warrant to Buyer and the Company as follows:

                  (a) Schedule 14D-9; Offer Documents. None of the Schedule 14D-9, any schedule, report or other document filed or required to be filed by Sellers with the SEC or any amendment or supplement thereto, at the respective time such documents are filed with the SEC or first published, sent or delivered to the Company's stockholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Sellers with respect to information supplied by Buyer specifically for inclusion in the Schedule 14D-9 or any amendment or supplement. None of the information supplied or to be supplied by Sellers for inclusion or incorporation by reference in the Offer Documents will, at the date of filing with the SEC or first published, sent or delivered to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Purchase Date either Seller shall obtain knowledge of any facts with respect to itself, any of its officers, partners and directors that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Sellers.

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                                    ARTICLE 3

                                    COVENANTS

                  SECTION 3.1 Filings; Other Actions. The Company shall take such actions as are necessary and appropriate in order to effect the provisions of Section 5.4 of the Purchase Agreement. The Company and Sellers shall from time to time, at the request of Buyer, execute and deliver such other agreements, instruments and other documents, file such other schedules, reports and other documents and shall take such other actions as Buyer may reasonably request in order to effect the intent and purposes of this Agreement.

                  SECTION 3.2 No Solicitation. Neither the Company nor any of its officers, directors, employees, agents, affiliates or representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company) shall, directly or indirectly, solicit, initiate or participate in or knowingly encourage, in any way, any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company to, or otherwise assist, facilitate or knowingly encourage, any corporation, partnership, person or other entity or group (other than Buyer or any affiliate of Buyer) with respect to any tender offer, merger, consolidation, business combination, liquidation, reorganization, sale of significant assets, sale of shares of capital stock or similar transactions involving the Company or any part thereof (an "Alternative Proposal"), and shall immediately cease and cause to be terminated any existing activities, discussion or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall promptly notify Buyer in writing if any such information is requested from the Company, if any such negotiations or discussions are sought to be initiated with the Company or if any party makes an Alternative Proposal, including the identity of the person or group requesting such information, proposing to engage in such negotiations or discussions or making such Alternative Proposal, the material terms and conditions of any Alternative Proposal and any subsequent developments with respect thereto.

                  SECTION 3.3 Escrow Arrangements. Promptly following the execution and delivery of this Agreement, Buyer, the Company and the Escrow Agent (as defined below) shall enter into an escrow arrangement in form and substance reasonably satisfactory to Buyer and the Company (the "Tender Escrow Agreement"). Pursuant to the Tender Escrow Agreement, (a) Buyer will deposit in cash $16,724,735 with the Escrow Agent, and (b) the Escrow Agent will hold such cash in escrow. The Tender Escrow Agreement will provide, inter alia, that: (i) promptly following the acceptance of shares of Common Stock in accordance with the terms of the Offer, such cash shall be released from escrow and such appropriate portion thereof shall be delivered to stockholders of the Company whose shares of Common Stock have been validly tendered and accepted by Buyer (with the balance thereof returned to Buyer); and (ii) if this Agreement and the Offer is terminated pursuant to

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Article V, such cash shall be released from escrow and returned to Buyer.
"Escrow Agent" means an entity mutually selected by the Company and Buyer which shall serve as escrow agent under the Tender Escrow Agreement.

                  SECTION 3.4 Certain Prohibited Actions. (a) The Company shall not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem, retire or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than as required pursuant to the provisions of the employee stock option plan of the Company as in effect prior to the date hereof.

                  (b) The Company shall not issue, deliver, sell, pledge otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities or convertible securities, other than pursuant to options outstanding prior to the date hereof to purchase Common Stock under the employee stock option plan of the Company as in effect prior to the date hereof.

                  SECTION 3.5 Directors' and Officers' Liability Insurance. The Company shall maintain in effect for two years from the date of acceptance for payment of shares of Common Stock pursuant to the Offer directors' and officers' liability insurance covering the persons who are currently covered in their capacities as such directors and officers by the Company's existing directors' and officers' policies and on terms substantially no less advantageous than such existing insurance coverage; provided, however, that in no event shall the Company be required to expend pursuant to this Section 3.5 more than an amount per year equal to 150% of the current annual premiums paid by the Company for such existing insurance coverage (the "Cap"); provided further, however, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

                                   ARTICLE IV

                                   TERMINATION

                  SECTION 4.1 Termination by Mutual Consent. This Agreement may be terminated and the Offer may be abandoned at any time prior to acceptance by the Buyer of the shares of Common Stock tendered in connection with the Offer by the mutual consent of the Company and Buyer.

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                  SECTION 4.2 Termination by Either Buyer or the Company. This
Agreement and the Offer may be terminated and the Offer may be abandoned by Buyer or the Company if: (i) the conditions to the Offer set forth in Exhibit A shall have not been satisfied by October 11, 1997; (ii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all efforts required by this Agreement to remove such injunction, order or decree; (iii) if there shall be any Law that makes consummation of the Offer illegal or prohibited;
(iv) by mutual agreement of the Company and Buyer; or (v) the Purchase Agreement shall have terminated pursuant to Section 7.1 or 7.2 thereof.

                                    ARTICLE V

                               GENERAL PROVISIONS

                  SECTION 5.1. Non-Survival of Representations and Warranties. None of the representations and warranties made in this Agreement shall survive the consummation of the Tender Offer. This Section 5.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after consummation of the Tender Offer.

                  SECTION 5.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with machine confirmation of delivery) or by courier service (with proof of service), hand delivery (with proof of delivery) or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                           If to Buyer:

                           c/o Fahnestock & Co., Inc.
                           110 Wall Street (9th Floor)
                           New York, N.Y. 10005
                           Att:  Albert G. Lowenthal
                           Facsimile:  (212) 943-8728
                           Telephone:  (212) 668-5782

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                           With a copy to:

                           Whitman Breed Abbott & Morgan
                           200 Park Avenue
                           New York, NY  10161
                           Att:  Richard Crystal, Esq.
                           Facsimile:  (212) 351-3131
                           Telephone: (212) 351-3000

                           If to the Company:

                           First of Michigan Capital Corporation
                           100 Renaissance Center
                           26th Floor
                           Detroit, Michigan  48243
                           Att:  Chairman
                           Tel:  (313) 259-2600
                           Fax:  (313)

                           If to Sellers:

                           1888 Limited Partnership
                           c/o Day, Berry & Howard
                           One Canterbury Green
                           Stamford, CT  06091
                           Facsimile:  (860) 434-5266
                           Telephone:  (860) 275-0217

                           and

                           DST Systems, Inc.
                           1055 Broadway
                           Kansas City, MO  64105
                           Facsimile:  (816) 435-8630
                           Telephone:  (816) 435-1000

                           With a copy to:

                           Sonnenschein Nath & Rosenthal
                           4520 Main Street
                           Kansas City, MO 64111
                           Att:  John F. Marvin, Esq.
                           Facsimile:  (816) 531-7545
                           Telephone:  (816) 932-4400

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or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

                  SECTION 5.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Buyer may assign this Agreement to any of its subsidiaries or affiliates whether or not such subsidiaries or affiliates exist at the date hereof; provided further, however, that no such assignment shall relieve Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  SECTION 5.4. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  SECTION 5.5. Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed by or on behalf of each of the parties hereto.

                  SECTION 5.6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS.

                  SECTION 5.7. Counterparts. This Agreement may be executed by the parties hereto (including by facsimile transmission) with separate counterpart signature pages or in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                  SECTION 5.8. Headings. Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

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                  SECTION 5.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

                  SECTION 5.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                  SECTION 5.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  SECTION 5.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

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         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                   THE COMPANY:

                                   FIRST OF MICHIGAN CAPITAL
                                   CORPORATION

                                   By: /s/ Edward Soule
                                       ----------------------------
                                   Name: Edward Soule
                                   Title: Chairman of the Board

                                   BUYER:

                                   FMCC ACQUISITION CORP.

                                   By: /s/ Albert G. Lowenthal
                                       ----------------------------
                                   Name: Albert G. Lowenthal
                                   Title: Chairman and CEO

                                   SELLERS:

                                   1888 LIMITED PARTNERSHIP

                                   By: /s/ Louis C. Baker
                                       ------------------------------
                                   Name: Louis C. Baker
                                   Title: General Partner

                                   By: /s/ Craig P. Baker
                                       ------------------------------
                                   Name: Craig P. Baker
                                   Title: General Partner

                                   DST SYSTEMS, INC.

                                   By: /s/ Kenneth V. Hager
                                       ------------------------------
                                   Name: Kenneth V. Hager
                                   Title: Vice President, Chief
                                          Financial Officer and Treasurer








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                                    EXHIBIT A

                             CONDITIONS OF THE OFFER

                  Notwithstanding any other term of the Offer or the Tender Offer Agreement (the "Agreement"), Buyer shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such shares of Common Stock unless any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Agreement, Buyer shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions exist or shall occur and remain in effect:

                           (a) a court of competent jurisdiction or other governmental, quasi-governmental, self-regulatory agency or other regulatory, judicial or arbitral body having jurisdiction over the parties to the transaction shall have issued an order, judgment, decree or ruling on the merits in connection with an action, suit or proceeding; (i) which challenges or seeks to restrict the acquisition by Buyer (or any of its affiliates) of shares of Common Stock pursuant to the Offer or the Purchase Agreement, or obtain damages in connection therewith; (ii) which seeks to make the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Purchase Agreement illegal; (iii) which seeks to impose material limitations on the ability of Buyer or any of its affiliates effectively to acquire, operate or hold, or to require Buyer or any of its affiliates to dispose of or hold separate, any material portion of their assets or business or the Company's assets or business; or (iv) which seeks to impose material limitations on the ability of Buyer or its affiliates to exercise full rights of ownership of the shares of Commons Stock purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company; or

                           (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer any Law or there shall have been issued any injunction resulting in any of the consequences referred to in subsection (a) above; or

                           (c) the Agreement shall have been terminated in accordance with its terms; or

                           (d) (i) the representations and warranties made by the Company or Sellers in the Agreement shall not be true and correct as of the date of consummation

                                       A-1








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         of the Offer as though made on and as of that date (other than representations and warranties made as of a specified date) except for any breach or breaches which, in the aggregate, would not have a material adverse effect on the Company or its business; or (ii) the Company or Sellers shall have breached or failed to comply in any material respect with any of their respective obligations under this Agreement and, with respect to any such failure that can be remedied, the failure is not remedied within five business days after Buyer has furnished the Company or Sellers, as the case may be, with written notice of such failure; or

                           (e) any person (other than Buyer or its affiliates) shall have entered into any agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock, or a merger, consolidation or other business combination with or involving the Company; or

                           (f) the Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Buyer or shall have withdrawn its recommendation of the Offer or shall have recommended acceptance of any Alternative Proposal or shall have resolved to do so; or

                           (g) there shall have occurred (i) any general suspension of, or limitation on prices for, trading insecurities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of ten (10) consecutive trading hours, (ii) any declaration of any banking moratorium by any United States federal or state authorities or any suspension of payments in respect of banks, or (iii) a commencement of war, armed hostilities or any other international or national calamity directly or indirectly involving the United States which is reasonable expected to have a material adverse effect on the Company or its business or to materially adversely affect the Buyer's ability to complete the Offer; or

                           (h) the entire Board of Directors of the Company shall be composed of designees of Buyer, provided Buyer shall have used its best efforts to make such designations prior to the expiration of the Offer.

                  The foregoing conditions are for the sole benefit of Buyer and may be asserted by Buyer regardless of the circumstances (including any action or inaction of Buyer) giving rise to any such condition and may be waived by the Buyer, in whole or in part, at any time and from time to time, in the sole discretion of Buyer. The failure by Buyer at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                  Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not theretofore accepted for payment shall forthwith be returned by the depositary to the tendering stockholder.

                                       A-2


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